NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: January 24, 2005

CONTACT: Steven R. Williams - (304) 842-3597 http://www.petd.com

PDC Announces $108 Million 2005 Capital Budget and

Outlines Exploration and Development Plans

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) (PDC) today announced that its Capital Budget for 2005 has been set at $108 million. The total includes approximately $80 million for exploration and development drilling projects, $10 million for lease acquisition, and $18 million for infrastructure projects including pipelines, compressors, roads and buildings.

Most of the planned expenditures are targeted at increasing the Company's Rocky Mountains Operations. Some of the key projects include:

Wattenberg Field (D-J Basin) and Grand Valley Field (Piceance Basin) Development Projects

The Company plans to continue to develop its Wattenberg Field and Grand Valley Field prospects in conjunction with its public drilling partnerships. The Company purchases a 20% interest in each of the partnerships. Sales of about $115 million of partnership interests are anticipated in 2005 based on the success of recent offerings, with PDC's contribution to the partnership drilling capital equaling about $25 million. Drilling is expected to include about 87 Wattenberg Field wells and 40 Grand Valley wells.

In addition the Company plans to proceed with its recompletion program on wells it acquired in 1999 and 2000 in Wattenberg Field. An additional 35 to 40 recompletions are being planned for 2005. Over the past several years PDC has recompleted the Codell Formation in about 100 wells with excellent results.

NECO (Eastern D-J Basin)

In 2004 the Company began drilling infill wells on locations created by down spacing approval granted on its NECO drilling units. Approximately 20 wells were drilled in the fourth quarter of 2004 and early 2005. Completions and connection work are currently underway. An additional 70-75 wells are planned if production results from the initial infill wells continue to meet expectations. The Company will own an average working interest of about 75% in these wells.

Sand Wash Basin

Legacy Project: During the fourth quarter the Company finished drilling the Fox Federal #1-13 well, an Almond Sands exploratory test in Moffat County, Colorado. The well was drilled to a depth of 12,778 feet, and completed in three intervals between 11,969 feet and 12,614 feet. Some preliminary testing was conducted in late December and early January. Testing was suspended due to Federal lease restrictions preventing use of service rigs or other heavy equipment in winter and spring months. It will be resumed in the late second quarter when the access restrictions are lifted. The current estimated well cost is $4.0 million. The Company has options to lease approximately 50,000 acres in the project area.

Coffeepot Springs Project: The Company is currently moving a drilling rig onto the Coffeepot Spring #24-34 in Moffat County, Colorado, to begin drilling what is planned as a 13,500 feet exploratory well to test the Upper Cretaceous Sands. Anticipated well cost is approximately $2.5 million. The Company has approximately 6,000 acres under lease in the project area.

Other Drilling Projects and Potential Acquisitions

PDC continues to seek attractive drilling and acquisition opportunities in the Rocky Mountains and in other areas that meet its operating and economic criteria. The Company's excellent cash flow and strong balance sheet place it in a good position to take advantage of opportunities as they develop.

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003. PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597